Exhibit 99.1

FOR IMMEDIATE RELEASE

MasterCraft Boat Holdings, Inc. Reports Fiscal 2026 First Quarter Results

VONORE, Tenn. – November 6, 2025 – MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) today announced financial results for its fiscal 2026 first quarter ended September 28, 2025.

The overview, commentary, and results provided herein relate to our continuing operations, which consists of our MasterCraft and Pontoon segments.

Overview:

▪
Net sales for the first quarter were $69.0 million, up $3.6 million, or 5.6%, from the comparable prior-year period
▪
Income from continuing operations was $3.7 million, or $0.22 per diluted share, up from $1.0 million, or $0.06 per diluted share, in the prior-year period
▪
Adjusted Net Income, a non-GAAP measure, was $4.5 million, or $0.28 per diluted share, up from $1.9 million, or $0.12 per diluted share, in the prior-year period
▪
Adjusted EBITDA, a non-GAAP measure, was $6.7 million, up $2.9 million from the comparable prior-year period
▪
Share repurchases of $2.3 million during the quarter

Brad Nelson, Chief Executive Officer, commented, “We delivered results that exceeded our expectations despite continued macroeconomic uncertainty and a dynamic retail environment. Our team continues to execute our key operating initiatives and maintain disciplined cost controls, which contributed to our performance in the quarter. Dealer inventories across our brands have returned to normal levels, supported by disciplined production planning and proactive pipeline management. We remain encouraged by the positive energy and sentiment from our recent dealer meetings, bolstered by the fresh launch of our new MasterCraft X24 model, the first unveiling within our new X-family line of boats. Excitement and momentum around our brands is surging as we usher in the next generation of premium products.”

Nelson continued, “Our financial position remains strong, and our strategic growth initiatives are fully resourced. This enables us to invest confidently throughout the cycle, continuing to advance innovation across our business with product and brand development, return capital to shareholders through EPS-accretive share repurchases, and remain disciplined in evaluating inorganic opportunities. We believe our debt-free balance sheet remains one of the strongest in the industry and will continue to benefit us as we move through fiscal 2026.”

First Quarter Results

For the first quarter of fiscal 2026, MasterCraft Boat Holdings, Inc. reported consolidated net sales of $69.0 million, up $3.6 million from the first quarter of fiscal 2025. The increase in net sales was primarily due to increased prices, higher unit volumes, favorable option sales, and decreased dealer incentives, partially offset by unfavorable model mix.

Gross margin percentage increased 420 basis points during the first quarter of fiscal 2026, compared to the prior-year period. Higher margins were primarily the result of increased net sales, as discussed above, combined with effective cost controls.

Operating expenses increased $0.8 million for the first quarter of fiscal 2026, compared to the prior-year period due to senior leadership transition costs and timing of commercial activities.

Income from continuing operations was $3.7 million for the first quarter of fiscal 2026, compared to $1.0 million in the prior-year period. Diluted income from continuing operations per share was $0.22, compared to $0.06 for the first quarter of fiscal 2025.

Adjusted Net income was $4.5 million for the first quarter of fiscal 2026, or $0.28 per diluted share, compared to $1.9 million, or $0.12 per diluted share, in the prior-year period.

Adjusted EBITDA was $6.7 million for the first quarter of fiscal 2026, compared to $3.8 million in the prior-year period. Adjusted EBITDA margin was 9.7% for the first quarter, up from 5.9% for the prior-year period.

See “Non-GAAP Measures” below for a reconciliation of Adjusted EBITDA, Adjusted EBITDA margin, Adjusted Net Income, Adjusted Net Income per share, and Free Cash Flow, which we refer to collectively as the “Non-GAAP Measures”, to the most directly comparable financial measures presented in accordance with GAAP.

Outlook

Concluded Nelson, “Based on our fiscal Q1 performance and current expectations, we are raising the earnings range of our full year guidance. We remain encouraged by operational and quality trends driving strong operating performance across our brands, and continue to maintain readiness for an eventual return to a more normalized environment. Our wholesale and financial plan is disciplined and provides us with the ability to deliver year-over-year growth despite continued market uncertainty. We will continue to closely monitor the retail environment, dealer sentiment, and broader economic conditions and are well-equipped to adjust our production plans for a range of scenarios.”

The Company’s outlook is as follows:

•
For full year fiscal 2026, we expect consolidated net sales to be between $295 million and $310 million, with Adjusted EBITDA between $30 million and $35 million, and

Adjusted Earnings per share between $1.18 and $1.43. We expect capital expenditures to be approximately $9 million for the year.
•
For fiscal second quarter 2026, consolidated net sales are expected to be approximately $69 million, with Adjusted EBITDA of approximately $5 million, and Adjusted Earnings per share of $0.16.

Conference Call and Webcast Information

MasterCraft Boat Holdings, Inc. will host a live conference call and webcast to discuss fiscal first quarter 2026 results today, November 6, 2025, at 8:30 a.m. ET. Participants may access the conference call live via webcast on the investor section of the Company’s website, Investors.MasterCraft.com, by clicking on the webcast icon. To participate via telephone, please register in advance at this link. Upon registration, all telephone participants will receive a confirmation email detailing how to join the conference call, including the dial-in number along with a unique passcode and registrant ID that can be used to access the call. A replay of the conference call and webcast will be archived on the Company's website.

About MasterCraft Boat Holdings, Inc.

Headquartered in Vonore, Tenn., MasterCraft Boat Holdings, Inc. (NASDAQ: MCFT) is a leading innovator, designer, manufacturer and marketer of recreational powerboats through its three brands, MasterCraft, Crest, and Balise. For more information about MasterCraft Boat Holdings, and its three brands, visit: Investors.MasterCraft.com, www.MasterCraft.com, www.CrestPontoonBoats.com, and www.BalisePontoonBoats.com.

Forward-Looking Statements

This press release includes forward-looking statements (as such term is defined in the Private Securities Litigation Reform Act of 1995). Forward-looking statements can often be identified by such words and phrases as “believes,” “anticipates,” “expects,” “intends,” “estimates,” “may,” “will,” “should,” “continue” and similar expressions, comparable terminology or the negative thereof, and include statements in this press release concerning economic uncertainty, the resilience of our business model, our intention to drive value, and our financial outlook.

Forward-looking statements are subject to risks, uncertainties and other important factors that could cause actual results to differ materially from those expressed or implied in the forward-looking statements, including, but not limited to: changes in interest rates, general economic conditions, changes in trade priorities, policies and regulations, including increases or changes in duties, current and potentially new tariffs and quotas and other similar measures, as well potential direct and indirect impact of reciprocal tariffs and other actions, demand for our products, persistent inflationary pressures, changes in consumer preferences, competition within our industry, our ability to maintain a reliable network of dealers, including those in new international locations, our ability to cooperate with our strategic partners, elevated inventories resulting in increased costs for dealers, our ability to manage our manufacturing levels and our fixed cost base, the successful introduction of our new products, geopolitical conflicts, and financial institution disruptions. These and other important factors discussed under the caption “Risk Factors” in our Annual Report on Form

10-K for the fiscal year ended June 30, 2025, filed with the Securities and Exchange Commission (the “SEC”) on August 27, 2025, could cause actual results to differ materially from those indicated by the forward-looking statements. The discussion of these risks is specifically incorporated by reference into this press release.

Any such forward-looking statements represent management's estimates as of the date of this press release. These forward-looking statements should not be relied upon as representing our views as of any date subsequent to the date of this press release. We undertake no obligation (and we expressly disclaim any obligation) to update or supplement any forward-looking statements that may become untrue or cause our views to change, whether because of new information, future events, changes in assumptions or otherwise. Comparison of results for current and prior periods are not intended to express any future trends or indications of future performance, unless expressed as such, and should only be viewed as historical data.

Use of Non-GAAP Financial Measures

To supplement the Company’s consolidated financial statements prepared in accordance with United States generally accepted accounting principles (“GAAP”), the Company uses certain non-GAAP financial measures in this release. Reconciliations of the Non-GAAP measures used in this release to the most comparable GAAP measures for the respective periods can be found in tables immediately following the consolidated statements of operations. The Non-GAAP Measures have limitations as analytical tools and should not be considered in isolation or as a substitute for the Company’s financial results prepared in accordance with GAAP.

Results of Operations for the Three Months Ended September 28, 2025

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF OPERATIONS

(Dollars in thousands, except per share data)

	Three Months Ended
	September 28,	September 29,
	2025	2024

Net sales	$69,002	$65,359
Cost of sales	53,606	53,561
Gross profit	15,396	11,798
Operating expenses:
Selling and marketing	2,907	2,874
General and administrative	8,261	7,470
Amortization of other intangible assets	450	450
Total operating expenses	11,618	10,794
Operating income	3,778	1,004
Other income (expense):
Interest expense	(1)	(987)
Interest income	770	1,192
Income before income tax expense	4,547	1,209
Income tax expense	891	193
Income from continuing operations	3,656	1,016
Loss from discontinued operations, net of tax	(20)	(6,161)
Net income (loss)	$3,636	$(5,145)

Income (loss) per share
Basic
Continuing operations	$0.23	$0.06
Discontinued operations	(0.01)	(0.37)
Net income (loss)	$0.22	$(0.31)

Diluted
Continuing operations	$0.22	$0.06
Discontinued operations	—	(0.37)
Net income (loss)	$0.22	$(0.31)

Weighted average shares used for computation of:
Basic earnings per share	16,177,634	16,544,941
Diluted earnings per share	16,255,397	16,544,941

MASTERCRAFT BOAT HOLDINGS, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEETS

(Dollars in thousands, except per share data)

	September 28,	June 30,
	2025	2025
ASSETS
CURRENT ASSETS:
Cash and cash equivalents	$31,760	$28,926
Short-term investments	35,567	50,518
Accounts receivable, net of allowances of $238 and $156, respectively	9,123	4,086
Income tax receivable	1,840	208
Inventories, net	33,437	30,469
Prepaid expenses and other current assets	8,943	7,006
Total current assets	120,670	121,213
Property, plant and equipment, net	55,088	53,576
Goodwill	28,493	28,493
Other intangible assets, net	31,400	31,850
Deferred income taxes	17,905	18,914
Other long-term assets	5,751	5,902
Total assets	$259,307	$259,948
LIABILITIES AND EQUITY
CURRENT LIABILITIES:
Accounts payable	$12,189	$8,255
Income tax payable	1,773	1,773
Accrued expenses and other current liabilities	48,778	55,182
Total current liabilities	62,740	65,210
Unrecognized tax positions	8,916	9,067
Other long-term liabilities	1,923	2,085
Total liabilities	73,579	76,362
COMMITMENTS AND CONTINGENCIES
EQUITY:
Common stock, $.01 par value per share — authorized, 100,000,000 shares; issued and outstanding, 16,290,178 shares at September 28, 2025 and 16,406,788 shares at June 30, 2025	163	164
Additional paid-in capital	51,066	52,559
Retained earnings	134,299	130,663
MasterCraft Boat Holdings, Inc. equity	185,528	183,386
Noncontrolling interest	200	200
Total equity	185,728	183,586
Total liabilities and equity	$259,307	$259,948

Supplemental Operating Data

The following table presents certain supplemental operating data for the periods indicated:

	Three Months Ended
	September 28,	September 29,
	2025	2024	Change
	(Dollars in thousands)
Unit sales volume:
MasterCraft	377	374	0.8%
Pontoon	188	177	6.2%
Consolidated	565	551	2.5%
Net sales:
MasterCraft	$58,145	$55,533	4.7%
Pontoon	10,857	9,826	10.5%
Consolidated	$69,002	$65,359	5.6%
Net sales per unit:
MasterCraft	$154	$148	4.1%
Pontoon	58	56	3.6%
Consolidated	122	119	2.5%
Gross margin	22.3%	18.1%	420 bps

Non-GAAP Measures

EBITDA, Adjusted EBITDA, EBITDA margin, and Adjusted EBITDA margin

We define EBITDA as income from continuing operations, before interest, income taxes, depreciation and amortization. We define Adjusted EBITDA as EBITDA further adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations. For the periods presented herein, the adjustments include share-based compensation and Senior leadership transition and organizational realignment costs. We define EBITDA margin and Adjusted EBITDA margin as EBITDA and Adjusted EBITDA, respectively, each expressed as a percentage of Net sales.

Adjusted Net Income and Adjusted Net Income per share

We define Adjusted Net Income and Adjusted Net Income per share as income from continuing operations, adjusted to eliminate certain non-cash charges or other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. For the periods presented herein, these adjustments include other intangible asset amortization, share-based compensation, and Senior leadership transition and organizational realignment costs.

Free Cash Flow

We define Free Cash Flow from continuing operations as net cash flows from operating activities less purchases of property, plant, and equipment.

The Non-GAAP Measures are not measures of net income, operating income, or net cash flows as determined under GAAP. The Non-GAAP Measures are not measures of performance in accordance with GAAP and should not be considered as an alternative to net income, net income per share, or net operating cash flows determined in accordance with

GAAP. Additionally, Adjusted EBITDA is not intended to be a measure of cash flows. We believe that the inclusion of the Non-GAAP Measures is appropriate to provide additional information to investors because securities analysts and investors use the Non-GAAP Measures to assess our operating performance across periods on a consistent basis and to evaluate the relative risk of an investment in our securities. We use Adjusted Net Income and Adjusted Net Income per share to facilitate a comparison of our operating performance on a consistent basis from period to period that, when viewed in combination with our results prepared in accordance with GAAP, provides a more complete understanding of factors and trends affecting our business than does GAAP measures alone. We believe Adjusted Net Income and Adjusted Net Income per share assists our board of directors, management, investors, and other users of the financial statements in comparing our net income on a consistent basis from period to period because it removes certain non-cash items and other items that we do not consider to be indicative of our core and/or ongoing operations and reflecting income tax expense on adjusted net income before income taxes at our estimated annual effective tax rate. The Non-GAAP Measures have limitations as an analytical tool and should not be considered in isolation or as a substitute for analysis of our results as reported under GAAP. Some of these limitations are:

•
Although depreciation and amortization are non-cash charges, the assets being depreciated and amortized will often have to be replaced in the future and the Non-GAAP Measures do not reflect any cash requirements for such replacements;
•
Certain Non-GAAP Measures do not reflect our cash expenditures, or future requirements for capital expenditures or contractual commitments;
•
Certain Non-GAAP Measures do not reflect changes in, or cash requirements for, our working capital needs;
•
Certain Non-GAAP Measures do not reflect our tax expense or any cash requirements to pay income taxes;
•
Certain Non-GAAP Measures do not reflect interest expense, or the cash requirements necessary to service interest payments on our indebtedness; and
•
Certain Non-GAAP Measures do not reflect the impact of earnings or charges resulting from matters we do not consider to be indicative of our core and/or ongoing operations, but may nonetheless have a material impact on our results of operations.

In addition, because not all companies use identical calculations, our presentation of the Non-GAAP Measures may not be comparable to similarly titled measures of other companies, including companies in our industry.

We do not provide forward-looking guidance for certain financial measures on a GAAP basis because we are unable to predict certain items contained in the GAAP measures without unreasonable efforts. These items may include acquisition-related costs, litigation charges or settlements, impairment charges, and certain other unusual adjustments.

The following table presents a reconciliation of income from continuing operations as determined in accordance with GAAP to EBITDA and Adjusted EBITDA, and income from continuing operations margin to EBITDA margin and Adjusted EBITDA margin (each expressed as a percentage of net sales) for the periods indicated:

(Dollars in thousands)	Three Months Ended
	September 28,	% of Net	September 29,	% of Net
	2025	sales	2024	sales
Income from continuing operations	$3,656	5.3%	$1,016	1.6%
Income tax expense	891		193
Interest expense	1		987
Interest income	(770)		(1,192)
Depreciation and amortization	2,038		2,074
EBITDA	5,816	8.4%	3,078	4.7%
Share-based compensation	791		430
Senior leadership transition and organizational realignment costs(a)	98		334
Adjusted EBITDA	$6,705	9.7%	$3,842	5.9%

The following table sets forth a reconciliation of income from continuing operations as determined in accordance with GAAP to Adjusted Net Income for the periods indicated:

(Dollars in thousands, except per share data)	Three Months Ended
	September 28,	September 29,
	2025	2024
Income from continuing operations	$3,656	$1,016
Income tax expense	891	193
Amortization of acquisition intangibles	450	450
Share-based compensation	791	430
Senior leadership transition and organizational realignment costs(a)	98	334
Adjusted Net Income before income taxes	5,886	2,423
Adjusted income tax expense(b)	1,354	485
Adjusted Net Income	$4,532	$1,938

Adjusted net income per common share
Basic	$0.28	$0.12
Diluted	$0.28	$0.12
Weighted average shares used for the computation of (c):
Basic Adjusted net income per share	16,177,634	16,544,941
Diluted Adjusted net income per share	16,255,397	16,544,941

The following table presents the reconciliation of income from continuing operations per diluted share to Adjusted Net Income per diluted share for the periods indicated:

	Three Months Ended
	September 28,	September 29,
	2025	2024
Income from continuing operations per diluted share	$0.22	$0.06
Impact of adjustments:
Income tax expense	0.05	0.01
Amortization of acquisition intangibles	0.03	0.03
Share-based compensation	0.05	0.03
Senior leadership transition and organizational realignment costs(a)	0.01	0.02
Adjusted Net Income per diluted share before income taxes	0.36	0.15
Impact of adjusted income tax expense on net income per diluted share before income taxes(b)	(0.08)	(0.03)
Adjusted Net Income per diluted share	$0.28	$0.12

The following table presents the reconciliation of net cash flow by operating activities of continuing operations to Free Cash Flow for the periods presented:

	Three Months Ended
	September 28,	September 29,
	2025	2024
Net cash used in operating activities of continuing operations	$(7,047)	$(502)
Less:
Purchases of property, plant and equipment	(3,080)	(2,205)
Free cash flow	$(10,127)	$(2,707)

(a)
Represents amounts paid for legal fees and recruiting costs associated with the CEO and CFO transitions, as well as non-recurring severance costs incurred as part of the Company's strategic organizational realignment undertaken in connection with the transitions.
(b)
For fiscal 2026 and 2025, income tax expense reflects an income tax rate of 23.0% and 20.0%, respectively.
(c)
Represents the Weighted Average Shares used for the computation of Basic and Diluted earnings (loss) per share as presented on the Consolidated Statements of Operations to calculate Adjusted Net Income per basic and diluted share for all periods presented herein.

Investor Contact:

MasterCraft Boat Holdings, Inc.

Alec Harmon

Director of Strategy and Investor Relations

Email: investorrelations@mastercraft.com

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